Exhibit (c)(6)

October 9, 2012

This presentation was prepared by J.P. Morgan and Lazard Frères & Co. LLC (the “Advisors”) exclusively for the benefit and internal use of their client, the Special Committee of the Board of Directors (the “Special Committee”) of CNH Global N.V. (together with its subsidiaries, the “Company”), in order to assist the Special Committee in evaluating, on a preliminary basis, a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by the Advisors. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of the Advisors. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise.

The information in this presentation is based upon management forecasts supplied to us the Company and Fiat Industrial S.p.A. (together with its subsidiaries, Fiat Industrial ) and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. Any views or estimates of the Advisors set forth herein should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Special Committee, the Company or Fiat Industrial, or which was otherwise reviewed by us. With respect to financial forecasts, we have assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company and Fiat Industrial as to the future financial performance of the Company or Fiat Industrial. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company. The Advisors make no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction.

Notwithstanding anything herein to the contrary, the Special Committee, the Company and each of its representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Special Committee relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Special Committee by the Advisors.

J.P. Morgan’s policies prohibit employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation. J.P. Morgan also prohibits its research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors.

IRS Circular 230 Disclosure: The Advisors and their affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters included herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone not affiliated with the Advisors of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

J.P. Morgan is a marketing name for investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by a combination of J.P. Morgan Securities LLC, J.P. Morgan Limited, J.P. Morgan Securities Ltd. and the appropriately licensed subsidiaries of JPMorgan Chase & Co. in Asia-Pacific, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, N.A. J.P. Morgan deal team members may be employees of any of the foregoing entities.

Agenda

Situation overview

•      Fiat Industrial (FI) made a public proposal on May 30th to combine FI and CNH into a NewCo

•      The Special Committee announced the retention of financial and legal advisors in a press release on July 12th

•      Subsequent to their retention, the advisors and the Special Committee began conducting due diligence

•      On August 9th, the Special Committee and its advisors met with several key CNH shareholders

•      On August 30th, FI sent a letter to CNH informing them of a planned price increase on FPT products, which would impact both CNH and Iveco

•      At a CNH board meeting the same day, FI management discussed the proposed price increase

•      On September 24th, the Special Committee and the advisors reviewed projections with the amounts of the proposed price increase to CNH

•      On October 3rd, several press stories appeared indicating a potential delay in the closing of the proposed transaction

•      On October 5th, FI issued a press release regarding CNH

•      No response received on May 30th proposal

•      Special Committee engaged in extensive due diligence including management presentations

•      Management presentations just completed

•      Expects to provide update later this month (in connection with Q3 results announcement)

•      FI’s Chairman has requested a meeting with the Chairman of the Special Committee later this month

Summary of FI’s proposal

•      FI has proposed that CNH and FI combine into a Dutch NewCo to be listed on the NYSE

•      Secondary listing potential on European exchange (to be determined)

•      Potential for alternative locations for domicile and tax residency (to be determined)

•      Stock-for-stock combination at exchange ratio based on undisturbed market prices without premium for CNH or FI shareholders

•      FI’s Chairman, Sergio Marchionne stated at an April 5th shareholders’ meeting “there was no need to have two listed companies”

•      FI has stated that the transaction exchange ratio is to be established “at market and determined based upon the undisturbed market prices (in the period of March/April 2012 before the matter was first publicly raised). Neither the shareholders of CNH nor the shareholders of FI would receive a premium”

•      Based upon FI’s statements, the unaffected period has been determined to be March 1st through April 4th, translating into a “market” exchange ratio of 3.8366x based upon average closing prices

•      High-Low voting structure, granting ‘loyal’ shareholders double-votes

•      Any CNH or FI shareholder that votes and holds stock through closing

•      Any low-vote NewCo shareholder that holds stock for 3 years post closing

•      Transaction will trigger withdrawal rights for dissenting FI shareholders and creditors as a consequence of re-domiciling outside of Italy

•      €250mm cap on exercise of withdrawal rights and creditor rights

Share price performance

Source: FactSet as of 10/5/12

[1]    Includes MAN, Navistar, Paccar, Scania and Volvo

[2]    Includes Allison Transmission, Cummins, Deutz and Wartsila

[3]    Includes AGCO and Deere

[4]    Includes Caterpillar, Komatsu, Terex and Volvo

Natural historical exchange ratio Source: FactSet as of 10/5/12

Exchange ratio, premium and ownership matrix

Note: based on 10/5/12 FI stock price of €7.96 ($10.40), 10/5/12 CNH stock price of $41.04, and 10/05/12 FX rate of 1.3060x

[1]    Assumes 3.8366x “unaffected exchange ratio” to represent the average of the unaffected period (3/1/2012 – 4/4/2012 as defined by Sergio Marchionne)

Fiat Industrial stated rationale for proposed transaction

•     Create a single class of liquid stock listed in New York with secondary listing in Europe

•     Build a true peer to the major North American-based capital goods companies

•     Increase liquidity and attract new capital goods-focused investor base and analyst coverage in the U.S.

•     Capitalize on scarcity value derived from being the only significant agricultural equipment player listed in Europe

•     Eliminate CNH illiquidity discount and achieve, over time, a valuation more in line with US capital goods peers

•     Improve credit profile and access a broader liquidity pool; benefit from lower funding cost over time

•     Offer investors and the market greater clarity into Group structure / operations

•     Potential for up to €140-160mm pro forma interest expense savings

•     No operational synergies

•     Create opportunities for regional consolidation of Financial Services platforms or common development of new infrastructures in developing markets

•     Acquire greater scale in key emerging markets, such as China, Brazil, Argentina

•     Simplify intra-group dealings

•     Secure powertrain know-how for CNH

•     Increase flexibility to pursue strategic transactions

Source: FI press release and conference call in connection with announcement of proposal

Equity research commentary on proposed FI / CNH transaction at announcement Source: Selected equity research reports

Qualitative has-gets (1) 2011A Sales. Excludes Financial Services segment.

CNH institutional shareholder base Source: FactSet Note: Market data as of 10/5/2012 [1] Ownership information as of Q2 2012 or latest filing

Summary of feedback received from key CNH minority shareholders

•     Consensus view that FI should pay a premium to the minority shareholders

•     See strategic benefits to FI from a combination (liquidity, improved investor clarity and likely analyst coverage, etc.)

•     However, investors see potential risks to CNH shareholders from a combination

•          Exposure to Iveco / Europe

•          Potential for conglomerate discount

•          Potential exposure to contingent liability related to FI de-merger

•          Do not see benefit of combination with respect to powertrain know-how because already have inter-group access

•     Expressed a preference for cash over stock, including the possibility of a cash special dividend (possibly in connection with sale of CE)

•     Investors are concerned by the capital structure inefficiency, which they believe may drive at least part of the discount and would rather return cash to shareholders

•     Investor base did not put much focus on loyalty share program, re-domiciling of NewCo or withdrawal rights of dissenting FI shareholders

•     Shareholders consistently did not fully appreciate ability of CNH Special Committee to reject FI proposal

•     In addition Och-Ziff indicated a short CNH / long FI position and requested a meeting with the Special Committee

[1]    Meeting attendees included: Citadel Advisors, Gabelli Funds / GAMCO, RCM Capital Management, TIAA-CREF, and ClearBridge Advisors as well as subsequent dialogue with Davidson Kempner

Summary of due diligence process to date

•      On July 12th, the Special Committee – through its advisors – requested a comprehensive set of due diligence information

•      The Special Committee and its advisors were provided access to a data room on July 24th

•      On September 11th, CNH Management provided updated financial projections to the Special Committee

•      On September 17th, the Special Committee and its advisors met with CNH Management in New York City to discuss the CNH management projections

•      The CNH management projections did not include any price increases from FPT as proposed in the letter dated August 30th

•      Advisors had a follow-up call with CNH management to discuss outstanding questions from the presentation

•      On September 24th, Fiat Industrial provided updated five-year projections to the Special Committee

•      Iveco + FPT (with proposed FPT price increase)

•      Updated CNH figures with proposed FPT price increase

•      On October 4th, 2012 Fiat Industrial Management met with the Special Committee and its advisors in New York City to discuss Fiat Industrial’s Management projections

•      The projections included additional financial details regarding the preliminary price increase

•      The presentation (at the request of the advisors) also included a brief discussion of the demerger liability

•      Follow up information was provided by FI on October 5th

Key discussion topics for today’s session

•      Review CNH and FI Management projections

•      Compare management projections to publicly available forecasts and industry benchmarks and competitors

•      Review impact of proposed price increase and other potential adjustments including potentially lower CNH tax rate

•      Discuss approach for addressing proposed price increase with respect to governance and financial projections utilized

•      Discuss potentially significant value transfer between CNH and FI from proposed FPT price increase

•      Review the difference in projected performance by management compared to publicly available projections

•      Analyze key differences and their magnitude of including underlying assumptions

•      Review preliminary absolute valuation analysis for CNH and FI utilizing various potential projections scenarios

•      Review various valuation methodologies

•      Review relative valuation implications and implied exchange ratios based on variety of valuation methodologies and financial projections

•      Discuss next steps regarding financial analysis and process

•      Discussions of various financial projections for both companies leading to eventual instructions from Special Committee as to what projections financial advisors should utilize in context of any financial opinions

Agenda

Introduction to CNH Figures

•      CNH Management case figures are based on Management’s 5 Year Forecast dated September 2012

•      In our analysis, we have compared these figures to a Street case compiled using various CNH analyst research reports

•      Analysts were selected based on the level of detail provided in their models (in particular breakdown between Ag and CE)

•      Since (i) Management prepares its forecast on an IFRS basis, and (ii) several key public benchmarks report in U.S. GAAP, we used Management-provided reconciliations to bring the CNH figures from an IFRS to a GAAP basis

•      Items included in IFRS/GAAP reconciliations include, among others, the reclassification of capitalized R&D costs into operating expenses (capital expenditures were adjusted correspondingly)

•      To allow for comparability between CNH, Fiat Industrial and certain public benchmarks, we then adjusted CNH’s EBITDA and Trading Profit metrics for certain other items, e.g. pension interest costs

•      We also reduced EBITDA and Trading Profit by the amount of interest compensation paid by Industrial to Financial Services, effectively treating interest compensation as an operating expense

•      Unless specifically noted, the CNH figures presented in the section do not reflect any of the proposed FPT price increase

CNH - Business Plan Key Assumptions and Adjustments

•     Assumes plan or consensus projections from:

•     2012 to 2016 for “Management” case; and

•     2012 to 2014 for “Street” case

•     For Management case, projections were extrapolated from 2016 onwards (2014 for Street case) as follows to arrive at a 10-year forecast:

•     Sales growth trends down linearly to 2.0% in 2022 (mid-point of DCF perpetual growth rate)

•     Unadjusted EBITDA margin kept constant after 2016 (2014 for Street case)

•   11.6% for Management case (10.8% for Street case)

•     Depreciation and Amortization (“D&A”)/Capital expenditures (“CapEx”) ratio trends linearly to 95% in final year (2022)

•     CapEx trends linearly to 2.5% of sales in final year

•   From 3.5% in Management case (2.3% in Street case)

•     Change in net working capital trends to $0 in final year

•   From $2 in Management case (($93) in Street case)

Note: Excludes impact of proposed FPT pricing increase

    CNH - Business Plan Key Assumptions and Adjustments (cont’d)

•     Adjustments are meant to bring different set of financials to a quasi-common standard

•     Sources of differences are twofold:

•       Sources: management vs. U.S and Europe research analysts

•       Accounting standard: IFRS vs. U.S. GAAP

•     Street case projections are based on CNH U.S. research analysts, i.e., on a U.S. GAAP basis

•     Management provided both IFRS and U.S. GAAP projections

•       We used U.S. GAAP projections as the basis of our analyses to be consistent with research analysts projections

•       However, both sets of projections were adjusted to offset i) discrepancies between IFRS and U.S. GAAP accounting standards as well as ii) accounting reclassification issues

•       Trading profit and EBITDA were adjusted for:

•   Pension obligation interest cost: reclassified as interest expense from operating expense (i.e., excluded from trading profit and EBITDA)

•     Assumes $11 million in 2012 and $12 million throughout the projections for both Management and Street cases

•   Interest compensation to Financial Services: reclassified as operating expense from interest expense (i.e., included back in trading profit and EBITDA)

•     Assumes management estimates for both Management and Street projections until 2016. Post 2016, assumes same annual dollar increment as management ($10 million)

Note: Excludes impact of proposed FPT pricing increase

CNH – Industrial EBITDA Bridge – Management

Excluding Proposed FPT Price Increase

($ in millions)

• Consistent adjustments to U.S. GAAP figures throughout: pension interest cost and interest compensation to Financial Services.

Source: CNH Management Information.

(1)    CNH as provided by CNH Management.

(2)    Defined as pension interest cost related to active employees as provided by CNH Management.

(3)    Defined as interest compensation to Financial Services.

CNH — Industrial EBITDA Bridge — Street — Excluding Proposed FPT Price Increase

($ in millions)

•   Street estimates are adjusted using the same adjustments made to Management figures.

Source: Wall Street Reports, Management Information.

(1)    Defined as pension interest cost related to active employees as provided by CNH Management.

(2)    Defined as interest compensation to Financial Services.

CNH — GAAP Adjusted Projection Comparison

Management vs. Street — Excluding Proposed FPT Price Increase

($ in millions)

•   Significant positive difference at the Sales and EBITDA level does not flow through to the Unlevered FCF line due to larger capex in Management projections.

•   2013 slowdown not expected by the Street.

Source: Wall Street Reports, Management Information.

(1)    Management projections until 2016 and street projections extrapolated from 2015 onwards.

CNH — GAAP Adjusted Projection Comparison by Segment Management vs. Street

($ in millions)

•   Management is more optimistic than the Street with respect to the Ag business.

•   Street estimates assume a faster recovery of the Construction business than the Management.

Source: Wall Street Reports, Management Information.

Note: Street estimates are adjusted the same way as management figures.

Impact of Proposed FPT Price Increase on Adjusted EBITDA Margin ($ in millions)

Agenda

Introduction to FI Figures

•     FI Management case figures are based on Fiat Industrial 2012-2016 Forecast and CNH Management’s 5 Year Forecast, both dated September 2012

•     In our analysis, we have compared these figures to a Street case compiled using:

•    For CNH: the same analyst research reports as we had used to compile the CNH Street case

•    For Iveco and FPT: a selection of FI analyst research reports (selected based on the level of detail provided in their models, in particular the breakdown between CNH, Iveco and FPT)

•    We used this “blended” approach under the premise that CNH’s equity analysts are better positioned than their European peers to assess the potential of CNH (given (i) their proximity to the asset, (ii) the existence of several benchmarks in the U.S., and (iii) the absence of pure Ag benchmark companies in Europe)

•     We note that the FI Management projections imply (i) significant margin uplift above the plan period and (ii) dramatic volume and market share increases

•    A preliminary review of the market share projection for Iveco against IHS Automotive figures suggests very aggressive market share gains in nearly all geographies/categories

•     Since (i) FI Management prepares its forecast on an IFRS basis, and (ii) several key public benchmarks report in U.S. GAAP, we adjusted FI Management’s figures, as well as the Street case, to bring the Iveco and FPT figures from an IFRS to a quasi-GAAP basis

•    The principal adjustment consisted in the reclassification of capitalized R&D costs into operating expenses (capital expenditures were adjusted correspondingly)

•     To allow for comparability between Fiat Industrial, CNH and certain public benchmarks, we then adjusted Iveco’s and FPT’s EBITDA and Trading Profit metrics for certain other items, e.g. pension interest costs

•     Note: the FI Management case figures were originally prepared including the impact of the proposed FPT price increase (therefore reflected in the baseline EBITDA and Trading Profit margins for Iveco and FPT); in cases excluding FPT pricing impact, figures have therefore been adjusted to exclude the impact

•     The proposed price increase potentially represents a significant transfer on earnings/value between CNH and FPT (earnings/value transfer from Iveco to FPT was not analyzed in this document)

FI — Business Plan Key Assumptions and Adjustments

•    Assumes plan or consensus projections from:

•   2012 to 2016 for “Management” case; and

•   2012 to 2014 for “Street” case

•    For Management case, projections were extrapolated from 2016 onwards (2014 for Street case) to arrive at a 10-year forecast, as follows:

•   Iveco and FPT sales growth trends down linearly to 2.0% in 2022 (mid-point of DCF perpetual growth rate)

•   Unadjusted EBITDA margin kept constant after 2016 (2014 for Street case)

•  13.2% and 18.7%/13.6%(1) for Iveco and FPT Management case, respectively (10.3% and 10.7% for Iveco and FPT for Street case)

•   For Street case, FI consolidated unadjusted D&A allocated to Iveco and FPT pro rata of average 2010 and 2011 D&A contribution of the divisions to FI consolidated D&A

•   Depreciation and Amortization (“D&A”)/Capital expenditures (“CapEx”) ratio trends linearly to 95% in final year (2022)

•   FI consolidated unadjusted CapEx allocated to Iveco and FPT based on Capex / Sales ratio 2010-2011 average

•   Adjusted CapEx (for capitalized development cost) trends linearly to 2.5% of sales in final year

•   Change in net working capital trends to $0 in final year

(1)    Excluding proposed FPT price increase.

FI — Business Plan Key Assumptions and Adjustments (cont’d)

•   Both management and research analysts provide projections using IFRS accounting standard

•   For comparability’s sake and for both divisions, we have done the following adjustments to i) EBITDA, ii) trading profit, iii) net income and iv) CapEx:

•   Capitalized development costs: reclassified as an operating expense from CapEx (i.e., included back into EBITDA, trading profit and net income)

•   Assumes same historical percentage (average of 2010 and 2011) of total CapEx throughout the projections for both Management and Street cases

•   50.2% for Iveco (average of 2010 and 2011)

•   37.1% for FPT (average of 2010 and 2011)

•   Amortized development costs: excluded from the income statement (i.e., excluded from D&A, trading profit, net income)

•   Assumes amortization of development costs / capitalized development costs ratio to trend linearly to 95% at the end of the plan (in line with D&A / CapEx ratio used elsewhere)

•   For Street case, Iveco projections have not been adjusted for financial services due to lack of information and volatility in recent earnings

A meaningful portion of FPT’s engine sales are to CNH, given that ~90% of CNH engines are sourced from FPT Source: Company information Source: Management projections

FI — Industrial EBITDA Bridge — Management

Excluding Proposed FPT Price Increase to CNH

(€ in millions)

•   Consistent adjustments to IFRS figures throughout: amortized and capitalized development costs.

Source: Company Information.

FI — Industrial EBITDA Bridge — Street

Excluding Proposed FPT Price Increase to CNH

(€ in millions)

•   Consistent adjustments to IFRS figures throughout: amortized and capitalized development costs.

Source: Wall Street Research.

FI — Iveco and FPT Projections Comparison — Management vs. Street

Excluding Proposed FPT Price Increase to CNH

(€ in millions)

•   There are material differences between Management and Street projections: management estimates are more optimistic than Street.

Source: Management projections and selected research reports

FI — Iveco and FPT Projections Comparison — Management vs. Street

Excluding Proposed FPT Price Increase to CNH

(€ in millions)

•   There are material differences between Management and Street projections: management estimates are more optimistic than Street.

Source: Management projections and selected research reports

FI — Iveco and FPT Projections Comparison — Management vs. Street

Including Proposed FPT Price Increase to Management

(€ in millions)

•   There are material differences between Management and Street projections: management estimates are more optimistic than Street.

Source: Management projections and selected research reports

FI — Projection Differences as a % of Street Estimates

(IFRS and GAAP Adjusted) — Excluding Proposed FPT Price Increase

(€ in millions)

•   FPT and Iveco drive most of the projections differential with Street.

Source: Selected research reports

(1)    Before eliminations.

FI — Projection Differences as a % of Street Estimates

(IFRS and GAAP Adjusted) — Including Proposed FPT Price Increase

(€ in millions)

•   FPT and Iveco drive most of the projections differential with Street.

Source: Management projections and selected research reports

(1)    Before eliminations.

Overall market demand growth and Iveco volume growth 2011-16E

Management case vs. IHS Automotive

Source: IHS Automotive as of September 2012 Fiat Industrial 2012 Plan and

[1]    Western Europe as defined by IHS Automotive for LCV; IHS Automotive definition for MCV/HCV: Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden and the UK;

[2]    IHS Automotive definition: Argentina, Bolivia, Brazil, Chile, Colombia, Ecuador, Panama, Paraguay, Peru, Uruguay and Venezuela

[3]    IHS Automotive definition: 0-6t full-size full-frame large panel van LCVs; Fiat Industrial definition: 3.5-6t

[4]    IHS Automotive definition: 6-15t; Fiat Industrial definition: 6.01-15.99t

[5]    IHS Automotive definition: >15t; Fiat Industrial definition: >=16t

Iveco volume market share development 2011 — 2016E

Management case vs IHS Automotive

Source: Fiat Industrial 2012 Plan and IHS Automotive as of September 2012

Note: IHS Automotive data based on Western Europe per own definition for LCV and including Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden and the UK for MCV/HCV; Latin America including Argentina, Bolivia, Brazil, Chile, Colombia, Ecuador, Panama, Paraguay, Peru, Uruguay and Venezuela

[1]    IHS Automotive definition: 0-6t full-size full-frame LCVs; Fiat Industrial definition: 3.5-6t LCVs (Europe) / 3.5-7.9t (Latin America)

[2]    IHS Automotive definition: 6-15t; Fiat Industrial definition: 6.01-15.99t (Europe) / 8-31t (Latin America)

[3]    IHS Automotive definition: >15t; Fiat Industrial definition: >=16t (Europe) / >=31t (Latin America)

Iveco benchmarking metrics — Street estimates (based on manufacturing financials)

Revenue growth

Consensus
Iveco 2012 Plan
Iveco 2012 Plan revenue growth
2015 7.1%
2016 6.2%
(7.2%)
(3.8%)
(6.5%)
4.7%
(8.7%)
(2.6%)
(5.5%)
7.9%
6.4%
2.1%
7.9%
4.7%
5.3%
11.6%
5.1%
3.7%
11.5%
12.1%
3.2%
5.0%
11.9%
IVECO
NAVISTAR
PACCAR
SCANIA
VOLVO
2012E
2013E
2014E

EBITDA[1] margin (adjusted for pension interest costs and capitalized R&D, if applicable)

Consensus
Iveco 2012 Plan
Iveco 2012 Plan EBITDA margin
2015 9.9%
2016 11.0%
5.2%
7.4%
2.9%
10.9%
13.2%
11.1%
6.6%
6.6%
9.5%
8.4%
11.2%
16.3%
11.9%
6.8%
8.3%
9.5%
8.7%
11.8%
17.8%
12.6%
8.0%
IVECO
NAVISTAR
PACCAR
SCANIA
VOLVO
2012E
2013E
2014E

Source: Iveco 2012 Plan, Selected equity research reports and FactSet as of 10/05/12

Note: Represents broker estimates; Volvo represents Trucks and Buses divisions only; financials refer to manufacturing business if applicable; Iveco ; [1] EBITDA adjusted for pension interest cost and capitalized R&D if applicable (2011A amounts projected forward)

Long-term EBIT margin targets by truck manufacturer

Source: Company information

[1]    As reported; [2] Pre and post headwind factors identified at Group level; [3] Includes Trucks impact on Group (+4.0%), improvements from other business areas (+0.5%), IT cost rationalization (+0.5%) and headwind factor (-2.0%)

Sensitivities on Iveco revenue and EBITDA

Illustrative assumptions for discussion purposes only

Source: Company information, J.P. Morgan assumptions

[1]    Includes all segments (LCV, MCV, HCV)

[2]    Includes Plant Efficiencies and War Room; assuming Fiat Group Purchasing is realized

FPT benchmarking metrics — Street estimates

Revenue growth

Consensus
FPT Industrial 2012 Plan
FPT Industrial 2012 Plan revenue growth
2015 10.7%
2016 4.9%
(4.2%)
1.8%
0.6%
(11.7%)
7.1%
(6.1%)
7.9%
3.6%
7.3%
8.2%
4.9%
14.0%
8.7%
3.7%
11.0%
8.9%
4.4%
9.4%
2012E
2013E
2014E

EBITDA[1] margin (adjusted for pension interest costs and capitalized R&D, if applicable)

Consensus
FPT Industrial 2012 Plan
FPT 2012 Plan EBITDA margin
2015 16.3%
2016 17.3%
7.0%
34.1%
13.9%
4.2%
12.9%
7.5%
7.6%
33.1%
14.3%
5.6%
13.4%
9.4%
8.7%
33.7%
14.9%
6.2%
13.5%
11.9%
2012E
2013E
2014E

Source: FPT Industrial 2012 Plan, selected equity research reports and FactSet as of 10/05/12

Note: Represents broker estimates; [1] EBITDA adjusted for pension interest cost and capitalized R&D if applicable (2011A amounts projected forward); includes the proposed FPT price increase

Agenda

Overview of multiples and precedent analysis conducted

•       Due to the global nature of CNH, FI and relevant publicly traded multiples, there are several differences which must be accounted for

•       Reconciliation of IFRS vs. GAAP differences

•       Consistent treatment of

•     Pension/OPEB

•     Financial Services

•     R&D costs

•     JVs

•       J.P. Morgan and Lazard have made consistent adjustments to CNH, FI, public multiples and precedent transaction multiples for comparability across our analyses

•       On an adjusted trading basis, there are meaningful variations in public multiples and only a few applicable multiples

•       FI (consolidated) currently trades at 5.8x Adj FV/2012E EBITDA (5.3x 2013E)

•       CNH currently trades at 3.4x Adj FV/2012E EBITDA (3.4x 2013E)

•       On an Adj FV/LTM EBITDA basis, there is a wide range of multiples in both the construction equipment and agricultural equipment sectors among others depending on the quality of the asset, point in the cycle and ability to generate synergies

•       Low teens for construction equipment transactions

•       ~20x LTM EBITDA for Ag equipment precedents

•       FV/LTM sales multiples have ranges from ~0.80x to ~2.25x across both sets of precedents

•       J.P. Morgan and Lazard also reviewed premiums paid in precedent minority squeeze-out transactions

Trading multiples approach Source: Company information, equity research, FactSet as of 10/05/12

Review of current trading multiples for Fiat Industrial and CNH

Source: Management projections, selected equity research (post Q2 results), 6/30/12 company filings, and Factset as of 10/05/12

Note: Financials calendarized to December year end; firm value adjusted for unfunded pension liabilities net of deferred tax assets; EBITDA adjusted for pension interest cost and associate income if applicable; forecast based on consolidated financials, FX rate for Balance Sheet items assumed as spot rate of 1.3060x as of 10/05/12; FX rate of 1.2741x for 2012 and 1.2500x for 2013 financial projections

Public market multiples

Source: Company information, equity research, FactSet as of 10/05/12

Note: Financials calendarized to December year end; multiples refer to industrial business only if applicable (firm value adjusted for book value of equity and net debt of financial services and forecast based on industrial financials); firm value adjusted for unfunded pension liabilities net of deferred tax assets; EBITDA adjusted for pension interest cost, capitalized R&D cost and associate income if applicable; CNH EBITDA adjusted for interest compensation to Financial Services; net income adjusted for capitalized R&D cost and amortization of capitalized R&D (post tax)

[1]     Navistar is for illustrative purposes and is excluded from all medians and means

Select agricultural and construction equipment M&A transaction benchmarks

Source: Company filings, press releases and news articles

Note: Target financials as of last twelve months; firm value adjusted for unfunded pension liabilities net of deferred tax assets; EBITDA adjusted for pension interest cost, capitalized R&D, and associate income if applicable; forecast based on consolidated financials

Precedent minority squeeze-out transactions

•   Includes the following universe of transactions:

•   Past 10 years

•   Minority squeeze-out transactions (U.S. public targets) with transaction values in excess of $250 million

•   At least 51% held at announcement and 100% ownership after transaction

Source: SDC, FactSet, Company filings.

CNH analysis at various prices

$mm

		Current[1]	Unaffected	Illustrative exchange ratios						
		3.9478x	3.8366x	4.0284x	4.2202x	4.4121x	4.6039x	4.7957x	4.9876x	5.1794x
Premium										
Unaffected exchange ratio (3/1/12-4/4/12)	3.8366x	*2.9%*	*0.0%*	*5.0%*	*10.0%*	*15.0%*	*20.0%*	*25.0%*	*30.0%*	*35.0%*
Exchange ratio on proposal (5/30/2012)	4.0605x	*(2.8%)*	*(5.5%)*	*(0.8%)*	*3.9%*	*8.7%*	*13.4%*	*18.1%*	*22.8%*	*27.6%*
Current exchange ratio	3.9478x	*0.0%*	*(2.8%)*	*2.0%*	*6.9%*	*11.8%*	*16.6%*	*21.5%*	*26.3%*	*31.2%*
Share price										
Memo: Implied share price		*$41.04*	*$39.88*	*$41.88*	*$43.87*	*$45.87*	*$47.86*	*$49.86*	*$51.85*	*$53.84*
Current share price	$41.04	*0.0%*	*(2.8%)*	*2.0%*	*6.9%*	*11.8%*	*16.6%*	*21.5%*	*26.3%*	*31.2%*
52 week high	47.74	*(14.0%)*	*(16.5%)*	*(12.3%)*	*(8.1%)*	*(3.9%)*	*0.3%*	*4.4%*	*8.6%*	*12.8%*
4/4/12: Day before Sergio's comment	39.65	*3.5%*	*0.6%*	*5.6%*	*10.6%*	*15.7%*	*20.7%*	*25.7%*	*30.8%*	*35.8%*
5/29/12: Day before proposal announcement	41.25	*(0.5%)*	*(3.3%)*	*1.5%*	*6.4%*	*11.2%*	*16.0%*	*20.9%*	*25.7%*	*30.5%*
Total diluted shares outstanding		244.8	244.8	244.8	244.9	245.0	245.2	245.3	245.5	245.7
Equity value		**$10,045**	**$9,762**	**$10,252**	**$10,746**	**$11,239**	**$11,733**	**$12,231**	**$12,729**	**$13,227**
Industrial debt		4,232	4,232	4,232	4,232	4,232	4,232	4,232	4,232	4,232
Industrial cash		(7,026)	(7,026)	(7,026)	(7,026)	(7,026)	(7,026)	(7,026)	(7,026)	(7,026)
Less: Net debt (cash)		(2,794)	(2,794)	(2,794)	(2,794)	(2,794)	(2,794)	(2,794)	(2,794)	(2,794)
Plus: Unfunded pensions & other OPEB		1,288	1,288	1,288	1,288	1,288	1,288	1,288	1,288	1,288
Plus: Minority interest		67	67	67	67	67	67	67	67	67
Less: Associates / JV		(722)	(722)	(722)	(722)	(722)	(722)	(722)	(722)	(722)
Less: BV of financial services		(2,134)	(2,134)	(2,134)	(2,134)	(2,134)	(2,134)	(2,134)	(2,134)	(2,134)
Firm value		**$5,750**	**$2,673**	**$5,957**	**$6,451**	**$6,944**	**$7,438**	**$7,936**	**$8,434**	**$8,932**
Street FV/EBITDA										
2012E EBITDA	$1,687	3.4x	1.6x	3.5x	3.8x	4.1x	4.4x	4.7x	5.0x	5.3x
2013E EBITDA	1,683	3.4x	1.6x	3.5x	3.8x	4.1x	4.4x	4.7x	5.0x	5.3x
Management FV/EBITDA										
2012E EBITDA	$1,703	3.4x	1.6x	3.5x	3.8x	4.1x	4.4x	4.7x	5.0x	5.2x
2013E EBITDA	1,622	3.5x	1.6x	3.7x	4.0x	4.3x	4.6x	4.9x	5.2x	5.5x
Street P/E										
2012E PE	$1,106	9.1x	8.8x	9.3x	9.7x	10.2x	10.6x	11.1x	11.5x	12.0x
2013E PE	1,136	8.8x	8.6x	9.0x	9.5x	9.9x	10.3x	10.8x	11.2x	11.6x
Management P/E										
2012E PE	$973	10.3x	10.0x	10.5x	11.0x	11.6x	12.1x	12.6x	13.1x	13.6x
2013E PE	944	10.6x	10.3x	10.9x	11.4x	11.9x	12.4x	13.0x	13.5x	14.0x

Note: Management numbers exclude the impact of the proposed FPT price increase

[1]    Implied exchange ratio based on current FI price of €7.96 (or $10.40) as of 10/05/12; based on 10/05/12 FX rate of 1.3060x

Agenda

Valuation analysis overview

•       Standalone valuation of both CNH and FI

•       Performed based upon CNH management projections, as well as “Street” projections

•       Discounted cash flow, or “intrinsic” valuation

•       Public market multiples based analysis, referencing publicly traded multiples

•       Reference metrics

•       Private market multiples based analysis, referencing M&A transaction benchmarks (for CNH only) — for reference purposes

•       Referencing precedent minority squeeze-out transactions (for CNH only), historical trading ranges and analyst price targets — for reference purposes

•       Given the currently proposed 100%-stock consideration, relative valuation is a critical aspect of the analysis

•       Implied exchange ratio based upon relative comparability across key standalone valuation metrics; specifically:

•       DCF analysis

•       Public market multiples based analysis

•       Referencing precedent minority squeeze-out transactions, historical trading ranges and analyst price targets

•       Relative contribution analysis — what CNH and FI “bring to the table” and implied resulting exchange ratios

•       J.P. Morgan and Lazard have also assessed the financial impact of key ‘sensitivities’

•       Impact of the proposed FPT pricing increase, as proposed by FI management

•       Impact of a 50% pricing impact case

•       Impact on both CNH and FI from optimizing CNH’s effective cash tax rate

•       Finally, value implications for CNH shareholders as a result of the potential transaction were evaluated

•       DCF-based value creation analysis to CNH shareholders

•       Assessed both with and without the full FPT pricing increase

•       Assessed using both management and Street projections

•       Implications to CNH shareholders based upon illustrative pro forma trading multiple outcomes of “NewCo” after a potential combination

CNH — Valuation Key Assumptions and Adjustments

CNH — Valuation Summary

(per share data)

Note: Total number of shares assumes 241m outstanding common shares and dilution from stock options and RSUs using the treasury stock method.

(1)    WACC range of 9.5% to 10.5%. PGR range of 1.5% to 2.5%. Valuation date as of 12/31/2012.

(2)    Assumes 04-04-2012 is “unaffected” date.

(3)    Based on Street 2013E EBITDA.

FI — Valuation Key Assumptions and Adjustments

FI — Valuation Summary

(per share data)

Note: EUR to USD exchange rate of 1.25. NOSH based on common shares outstanding of 1,223m (no outstanding options at FI level).

(1)      WACC range of 10.0% to 11.0%. PGR range of 1.5% to 2.5%. Valuation date as of 12/31/12.

(2)      Assumes 04-04-2012 is “unaffected” date.

(3)      Based on Street 2013E EBITDA.

Review of FI DCF Sum-of-the-Parts (Equity Value)
<u>Excluding Proposed FPT Price Increase to CNH</u>

(€ in billions)

Reference EBITDA multiples:
- Volvo: 6.6x
- CAT: 5.3x
- Deere: 6.5x

MANAGEMENT
64%
8.0x
€12.3
CNH – 88%
39%
11.4x
€7.4
Iveco + FPT
(3%)
- -
€0.6
Eliminations
100%
9.5x
€19.1
FI
STREET
83%
6.2x
€10.6
CNH – 88%
20%
7.2x
€2.6
Iveco + FPT
(4%)
- -
€0.5
Eliminations
100%
6.6x
€12.7
FI

	CNH – 88%	Iveco + FPT	Eliminations	FI
Mgmt. vs. Street (€)	€1.7	€4.8	(€0.1)	€6.4
Mgmt. vs. Street (%)	+16%	+182%	--	+50%

% of Total
2013E EV/Adj. EBITDA

Note: DCF value at mid-point.

Review of FI DCF Sum-of-the-Parts (Equity Value)

Including Proposed FPT Price Increase to CNH

(€ in billions)

Reference EBITDA multiples:
- Volvo: 6.6x
- CAT: 5.3x
- Deere: 6.5x

MANAGEMENT
56%
8.1x(1)
47%
10.7x(1)
(3%)
- -
100%
9.5x
€9.0
€0.6
€19.3
€10.9
CNH – 88%
Iveco + FPT
Eliminations
FI
STREET
83%
6.2x
20%
7.2x
(4%)
- -
100%
6.6x
€2.6
€0.5
€12.7
€10.6
CNH – 88%
Iveco + FPT
Eliminations
FI

	CNH – 88%	Iveco + FPT	Eliminations	FI
Mgmt. Vs. Street (€)	€0.3	€6.4	(€0.1)	€6.6
Mgmt. Vs. Street (%)	+3%	+245%	--	+52%

% of Total
2013E EV/Adj. EBITDA

Note: DCF value at mid-point. (1) CNH and FPT EBITDAs adjusted for 2016E proposed FPT price increase.

Source: Management projections, FactSet

Note: Equity value and share prices as of 10/05/12; assumes 3.8366x “unaffected exchange ratio” to represent the average of the unaffected period (3/1/2012 – 4/4/2012 as defined by Sergio Marchionne); NPV of deduction of FPT price impact is $2,010mm

Relative value implied exchange ratio framework

Note: values represent low-to-low and high-to-high relative value; assumes DCF valuation date of 12/31/12; FX exchange rate of 1.25x; minority squeeze out based on CNH unaffected share price of $39.65 as of 4/4/12 and FI share price of €7.96 as of 10/5/12

[1]    DCF values exclude proposed FPT pricing impact

Relative value exchange ratio sensitivities

Note: exchange ratio ranges represent low-to-low and high-to-high relative value; assumes DCF valuation date of 12/31/12; Current exchange ratio as of 10/5/2012

Illustrative impact on Fiat Industrial sum-of-the-parts (DCF basis)
Source: Management projections, analyst benchmarking, company filings, FactSet [1] Assumes unaffected exchange ratio of 3.8366x ; FX rate of 1.2500x; analysis excludes synergies

Value creation analysis

Discounted cash flow basis; waterfall excludes impact of proposed FPT price adjustments

Source: Management projections, wall street projections, company filings, FactSet

Note: Market data as of 10/05/12

[1]         FI equity equal to Iveco + FPT + 88.4% of CNH’s equity value, including eliminations

[2]         Assumes 3.8366x “unaffected exchange ratio” to represent the average of the unaffected period (3/1/2012 – 4/4/2012 as defined by Sergio Marchionne); assumes no synergies

3       Premium to CNH management DCF price of $70.58 / share (relative to 10/5/2012 closing price of $41.04) and FI management DCF price of €15.64 / share (relative to 10/5/2012 closing price of €7.96)

4       Premium to CNH street DCF price of $60.76 / share (relative to 10/5/2012 closing price of $41.04) and FI management price of €10.41 / share (relative to 10/5/2012 closing price of €7.96)

Illustrative pro forma FI stock price trading analysis Market price basis – FI perspective

Source: Management projections, analyst estimates, company filings, FactSet; market data as of 10/5/12

Note: this analysis is merely illustrative of the impact of hypothetical trading at arbitrary prices and should not be interpreted as a stock price prediction by J.P. Morgan and Lazard; Pro forma analysis based on Management estimates, trading multiples based on street forecast; annual EBITDA synergies are at each pro forma trading multiple

[1]     Assumes 3.8366x “unaffected exchange ratio” to represent the average of the unaffected period (3/1/2012 – 4/4/2012 as defined by Sergio Marchionne)

PF forma trading and transaction exchange ratio sensitivity

Source: Management projections; company filings

Note: consideration and premium to CNH shareholders assume markets prices as of 10/05/12 and an “unaffected exchange ratio” of 3.8366x which represent s the average of the unaffected period (3/1/2012 – 4/4/2012 as defined by Sergio Marchionne)

Agenda

CNH — Industrial Trading Profit Bridge — Management

Excluding Proposed FPT Price Increase

($ in millions)

•   Consistent adjustments to U.S. GAAP figures throughout: pension interest cost and interest compensation to Financial Services.

Source: Management Information.

(1)    As provided by Management.

(2)    Defined as pension interest cost as provided by Management.

(3)    Defined as interest compensation to Financial Services.

CNH — Memo: IFRS to GAAP Bridge on EBITDA Excluding Proposed FPT Price Increase ($ in millions)
Source: Management Information. (1) Defined as interest compensation to Financial Services.

CNH — Industrial Trading Profit Bridge — Street

($ in millions)

•   Street estimates are adjusted using the same adjustments made to Management figures.

Source: Wall Street Reports, Management Information.

(1)    Defined as pension interest cost as provided by Management.

(2)    Defined as interest compensation to Financial Services.

CNH — GAAP Adjusted Projection Comparison

Management vs. Street — Growth and Margins

($ in millions)

Source: Wall Street Reports, Management Information.

(1)    Management projections until 2016 and street projections extrapolated from 2015 onwards.

CNH — GAAP Adjusted Projection Comparison by Segment

Management vs. Street — Growth and Margins

($ in millions)

•   EBITDA margins in the AG business in line with Street .

Source: Wall Street Reports, Management Information.

Note: Street estimates are adjusted the same way as management figures.

CNH — Industrial EBITDA Adjustments on Segments ($ in millions) (1) Pro rata sales allocation.

Management	Street	Memo: % Delta
Agricultural Equipment			
2013E Sales	**$15,220**	**$14,934**	***2%***
2013E EBITDA (GAAP)	**$1,815**	**$1,752**	***4%***
Margin %	*11.9%*	*11.7%*	
+ Pension Adjustment[(1)]	10	9	*3%*
- Interest Compensation[(1)]	(268)	(260)	*3%*
EBITDA (GAAP Adjusted)	**$1,557**	**$1,501**	***4%***
Margin %	*10.2%*	*10.1%*	
Construction Equipment			
2013E Sales	**$3,855**	**$4,300**	***(10%)***
2013E EBITDA (GAAP)	**$130**	**$254**	***(49%)***
Margin %	*3.4%*	*5.9%*	
+ Pension Adjustment[(1)]	2	3	*(10%)*
- Interest Compensation[(1)]	(68)	(75)	*(10%)*
EBITDA (GAAP Adjusted)	**$65**	**$182**	***(64%)***
Margin %	*1.7%*	*4.2%*	
Industrial EBITDA (GAAP Adjusted)	**$1,622**	**$1,683**	***(4%)***

CNH — EPS Adjustments — Management and Street

($ in millions, except per share data)

•   Cost of debt of 6.6%, interest income of 1.3% and tax rate of 32.8% and 36.4% in 2012 and 2013, respectively.

•   Assumptions provided by Management.

Source: Management Information.

Note: Balance sheet items as of 06/30/2012.

FI — Industrial EBITDA Adjustments on Segments

Excluding Proposed FPT Price Increase to CNH

(€ in millions)

Note: Management figures are IFRS based. FPT pricing impact to CNH only.

(1)    Including pricing impact.

FI — Net Income and EPS Adjustments (€ in millions)

CNH — DCF — Management Case (GAAP Adjusted) Excluding Proposed FPT Price Increase ($ in millions, except per share data. Valuation as of 12/31/12)

CNH — DCF — Street Case (GAAP Adjusted) Excluding Proposed FPT Price Increase ($ in millions, except per share data. Valuation as of 12/31/12)

CNH — DCF of Proposed FPT Price Increase — 100% Impact

($ in millions, except per share data. Valuation as of 12/31/12)

Note: Excludes impact of change in net working capital from proposed FPT price increase.

CNH — DCF of Proposed FPT Price Increase — 50% Impact

($ in millions, except per share data. Valuation as of 12/31/12)

Note: Excludes impact of change in net working capital from proposed FPT price increase.

CNH — Tax Savings Value Impact ($ in millions, except per share data. Valuation as of 12/31/12)

FI — DCF — Management Case (IFRS and GAAP Adjusted) Excluding Proposed FPT Price Increase (€ in millions. Valuation as of 12/31/12)

FI — DCF — Management Case (IFRS and GAAP Adjusted) Excluding Proposed FPT Price Increase (€ in millions. Valuation as of 12/31/12)

FI — DCF — Management Case (IFRS and GAAP Adjusted) Excluding Proposed FPT Price Increase (€ in millions. Valuation as of 12/31/12)

FI — DCF — Street Case (IFRS and GAAP Adjusted) Excluding Proposed FPT Price Increase (€ in millions. Valuation as of 12/31/12)

FI — DCF — Street Case (IFRS and GAAP Adjusted) Excluding Proposed FPT Price Increase (€ in millions. Valuation as of 12/31/12)

FI — DCF — Street Case (IFRS and GAAP Adjusted) Excluding Proposed FPT Price Increase (€ in millions. Valuation as of 12/31/12)

CNH — Public Market Sum of the Parts Analysis ($ in millions, except per share data) (1) GAAP adjusted.

CNH — Private Market Sum of the Parts Analysis ($ in millions, except per share data)

FI — Public Market Sum of the Parts Analysis (€ in millions, except per share data)
(1) IFRS and GAAP adjusted.

Relative contribution analysis Source: FactSet, company fillings, IBES estimates Note: Equity value and share prices as of 10/05/12; Adjusted Net Income calculation assumes $3,465mm of excess cash

Precedent minority squeeze-out transaction premiums Source: SDC, FactSet, Company filings.

Date Announced	Acquiror	Target	Offer Value ($ millions)	Consideration Offered	% Held at Announcement	Premium to:		
						1-Day	1-Week	4-Week
02/23/11	DEP	Duncan Energy Partners	1,045	Stock	58.7%	34.6%	34.7%	31.6%
11/01/10	CNA Financial	CNA Surety	478	Cash	62.0%	37.9%	37.7%	51.6%
08/26/10	Berkshire Hathaway	Wesco Financial	545	Cash	80.1%	18.6%	18.1%	14.2%
04/05/10	CF Industries	Terra Industries	659	Cash + Stock	85.7%	0.3%	(0.2%)	1.3%
03/21/10	CONSOL Energy	CNX Gas	989	Cash	82.5%	24.2%	45.8%	37.8%
03/09/10	Shiseido	Bare Escentuals	284	Cash	82.9%	(0.1%)	0.1%	0.2%
09/04/09	Fairfax Financial	Odyssey Re	1,050	Cash	72.2%	29.4%	29.7%	39.7%
03/03/09	Magellan Midstream Partners	Magellan Midstream Holdings	1,148	Stock	54.6%	22.2%	22.6%	17.5%
08/12/08	Mitsubishi UFJ	UnionBanCal	3,707	Cash	61.1%	26.3%	28.6%	103.0%
07/21/08	Roche Holding	Genentech	46,695	Cash	52.2%	16.1%	26.0%	28.1%
03/10/08	Nationwide Mutual Insurance	Nationwide Finl Svcs	2,450	Cash	64.3%	37.8%	28.7%	28.7%
12/20/07	Yamana Gold	Meridian Gold	358	Stock	89.3%	0.5%	(5.0%)	(7.6%)
10/23/07	Investor Group	Waste Industries USA	272	Cash	51.0%	33.5%	40.9%	31.5%
10/07/07	SAP	Business Objects	278	Cash	95.4%	18.2%	32.4%	35.1%
07/17/07	Investor Group	Alfa	890	Cash	52.7%	44.7%	44.9%	31.5%
07/12/07	LVB Acquisition	Biomet	2,046	Cash	80.0%	0.5%	0.4%	1.0%
04/02/07	Sam Zell	Tribune	3,638	Cash	52.5%	5.9%	9.3%	13.3%
11/20/06	Toronto-Dominion Bank	TD Banknorth	3,232	Cash	54.6%	6.5%	8.4%	7.1%
10/09/06	VNU	NetRatings	378	Cash	55.8%	44.1%	45.0%	46.1%
09/12/05	Wachovia	WFS Financial	504	Stock	83.4%	13.8%	11.5%	28.2%
09/01/05	IYG Holding	7-Eleven	1,301	Cash	69.7%	32.3%	31.0%	14.1%
02/21/05	Novartis	Eon Labs	933	Cash	66.4%	11.0%	7.8%	23.5%
01/10/05	News Corp	Fox Entertainment Group	7,054	Cash + Stock	76.5%	9.8%	9.4%	14.1%
08/02/04	Cox Enterprises	Coxmmunications	8,390	Cash	61.4%	26.0%	24.6%	25.2%
05/24/04	Westcorp	WFS Financial	310	Cash	84.0%	3.5%	6.2%	5.1%
05/23/03	Fidelity National Financial	Fidelity Natl Info Solutions	392	Cash + Stock	57.2%	24.1%	24.8%	37.3%
04/10/03	USA Interactive	Hotels.com	1,237	Stock	62.3%	13.0%	9.8%	28.0%
08/20/02	Unocal	Pure Resources	434	Stock	57.9%	20.7%	27.0%	22.4%
05/31/02	USA Interactive	Expedia	3,636	Stock	46.5%	35.8%	26.9%	22.2%
05/31/02	USA Interactive	Ticketmaster	841	Stock	63.2%	(26.3%)	(28.0%)	(28.1%)
02/19/02	Sabre	Travelocity.com	447	Cash	65.5%	45.8%	40.3%	22.5%
02/15/02	Xcel Energy	NRG Energy	673	Stock	73.0%	28.6%	34.0%	(3.1%)
02/04/02	Limited	Intimate Brands	1,645	Stock	81.8%	10.2%	18.0%	24.8%

CNH capital structure at 6/30/12

FI capital structure at 6/30/12

CNH Global broker views before announcement of proposal on May 29th

Key analyst themes

- Most geographically diversified manufacturer in the industry
- Attractive exposure to Latin American and Eastern Europe, key growth markets
- Best positioned to withstand market weakness due to product and geographic diversity
- Low utilization in Europe (~50% vs ~80% globally)
  - Opportunity to export excess European capacity to international markets

Analyst estimates and target prices (CNH)

Broker	Date	Recommen-dation	Target price ($)	Upside to current
ISI International Strategy & Investment	30-Apr-12	Hold	56.00	35.8%
PiperJaffray	28-Apr-12	Hold	51.00	23.6%
William Blair & Company	28-Apr-12	Buy	50.00	21.2%
Goldman Sachs	27-Apr-12	Hold	47.00	13.9%
UBS	26-Apr-12	Buy	55.00	33.3%
Crédit Agricole Securities	26-Apr-12	Buy	55.00	33.3%
Jefferies	25-Apr-12	Buy	54.00	30.9%
Broker	13-Apr-12	Hold	45.00	9.1%
evaDimensions	26-Mar-12	Hold	NA	NA
Bank of America	15-Mar-12	Buy	65.00	57.6%
Mean price target pre-annoucement			$53.11	28.8%
Market price pre-annoucement date (5/29/2012)			$41.25	

Broker recommendations over time – last 1 year

Buy
Hold
Sell
7 7 9 9 8 8 10 10 10 10 10 10 10
14% 14% 11%
57% 57% 56% 44% 50% 50% 40% 40% 40% 50% 50% 50% 50%
29% 29% 33% 56% 50% 50% 60% 60% 60% 50% 50% 50% 50%
May-11 Jun-11 Jul-11 Aug-11 Sep-11 Oct-11 Nov-11 Dec-11 Jan-12 Feb-12 Mar-12 Apr-12 May-12
Broker count

Source: Equity research, Bloomberg, FactSet as of May 29, 2012

Analyst commentary

"CNH is the best positioned relative to its peers in the farm machinery sector to deliver top- and bottom-line growth through 2013. We expect CNH to demonstrate less cyclicality – as investors fear the peaking of the ag equipment cycle – due to the company's broad geographic and product mix diversity… **Relative to its farm machinery peers (DE & AGCO), we favor CNH for its geographic and product mix diversity…** CNH has the most attractive exposure to Latin America and Eastern Europe, which we view as key growth markets over the next 3+ years."

PiperJaffray **November 7, 2011**

Fiat Industrial broker views before announcement of proposal on May 29th

Key analyst themes

- CNH was a star performer in Q1 2012
- Exposure to agricultural sector is relatively unique in Europe
- High concentration to Southern Europe relative to other truck OEM's
- Implementation of world class manufacturing (WCM) initiatives and reduced production costs helping to achieve better margins

Analyst commentary

"...we see more upside amongst the other truck OEMs. Whilst the exposure to Agriculture is relatively unique in Europe we believe Iveco's high exposure to Southern Europe relative to the other Truck OEMs is less favorable"

Broker, April 26, 2012

Broker recommendations over time – last 1 year

Buy
Hold
Sell
22 22 26 25 25 23 23 23 25 25 25 25 25
14% 14% 8% 8% 8% 8%
41% 41% 38% 40% 36% 39% 39% 39% 32% 36% 32% 32% 32%
45% 45% 58% 52% 56% 61% 61% 61% 64% 56% 60% 64% 64%
May-11 Jun-11 Jul-11 Aug-11 Sep-11 Oct-11 Nov-11 Dec-11 Jan-12 Feb-12 Mar-12 Apr-12 May-12

Source: Equity research, Bloomberg, FactSet as of May 29, 2012

Broker count

Analyst estimates and target prices (FI)

Broker	Date	Recommendation	Target price (€)	Upside to current
	30-Apr-12	Buy	10.50	33.1%
BNP PARIBAS	27-Apr-12	Hold	8.60	9.0%
SOCIETE GENERALE	26-Apr-12	Hold	8.00	1.4%
	26-Apr-12	Hold	9.00	14.1%
BANCA IMI	26-Apr-12	Buy	10.13	28.4%
	26-Apr-12	Buy	9.80	24.2%
EQUITA	26-Apr-12	Buy	10.00	26.7%
CRÉDIT AGRICOLE SECURITIES	26-Apr-12	Buy	9.30	17.9%
Banca Akros	26-Apr-12	Buy	11.00	39.4%
Deutsche Bank	26-Apr-12	Buy	9.50	20.4%
Broker	26-Apr-12	Hold	9.20	16.6%
NATIXIS	26-Apr-12	Buy	11.00	39.4%
citi	26-Apr-12	Buy	9.50	20.4%
Bank of America	26-Apr-12	Hold	9.50	20.4%
William Blair & Company	25-Apr-12	Buy	11.00	39.4%
Credit Suisse	25-Apr-12	Buy	11.50	45.8%
Goldman Sachs	20-Apr-12	Buy	12.40	57.2%
ICBPI	4-Apr-12	Buy	NA	NA
	29-Mar-12	Sell	7.10	(10.0%)
MainFirst	27-Mar-12	Buy	10.00	26.7%
UBS	3-Mar-12	Buy	11.00	39.4%
BARCLAYS CAPITAL	21-Feb-12	Hold	8.00	1.4%
Kepler Capital Markets	2-Feb-12	Hold	8.50	7.7%
Morgan Stanley	8-Sep-11	Buy	8.00	1.4%
CENTROBANCA	11-Feb-11	Hold	10.00	26.7%
Mean price target pre-annoucement			€ 9.69	22.8%
Market price pre-annoucement date (5/29/2012)			€ 7.89

Global broker views after announcement

Analyst estimates and target prices (CNH)

Broker	Date	Recommendation	Target price ($)	Upside to current
[illegible]	9/18/12	Sell	32.00	(24.2%)
Jefferies	8/11/12	Hold	42.00	(0.5%)
J.P.Morgan	8/9/12	NA	NA	NA
William Blair	8/3/12	Hold	45.00	6.7%
Morningstar	8/3/12	Hold	NA	NA
ISI International Strategy & Investment	8/3/12	Hold	42.00	(0.5%)
UBS	8/2/12	Buy	50.00	18.5%
Bank of America Merrill Lynch	8/1/12	Buy	65.00	54.1%
Mean price target			**$46.00**	**9.0%**
Market price (9/19/12)			**$42.19**	

Analyst estimates and target prices (FI)

Broker	Date	Recommendation	Target price (€)	Upside to current
[illegible]	9/18/12	Sell	6.20	(26%)
Morgan Stanley	9/11/12	Hold	8.50	2%
[illegible]	9/7/12	Buy	NA	NA
[illegible]	8/14/12	Sell	7.20	(14%)
	8/3/12	Buy	10.00	20%
UBS	8/3/12	Buy	10.70	28%
Bank of America Merrill Lynch	8/3/12	Hold	8.40	0%
	8/3/12	Buy	13.70	64%
[illegible]	8/3/12	Buy	NA	NA
Société Générale	8/2/12	Hold	8.40	0%
Natixis	8/2/12	Buy	11.00	32%
William Blair	8/2/12	Buy	10.00	20%
Credit Suisse	8/2/12	Buy	11.50	37%
[illegible]	8/2/12	Buy	9.80	17%
	8/2/12	Hold	8.60	3%
CA Cheuvreux	8/2/12	Buy	9.80	17%
Banca IMI	8/2/12	Buy	9.63	15%
Mean price target			**€ 9.56**	**10.5%**
Market price (9/19/12)			**€ 8.37**	

Broker recommendations – last 1 year (CNH)

Buy
Hold
Sell
8 8 10 10 10 10 10 10 9 9 8 8 9
11%
50% 50% 40% 40% 40% 50% 50% 60% 56% 44% 50% 63% 56%
50% 50% 60% 60% 60% 50% 50% 40% 44% 56% 50% 38% 33%
Sep-11 Oct-11 Nov-11 Dec-11 Jan-12 Feb-12 Mar-12 Apr-12 May-12 Jun-12 Jul-12 Aug-12 Sep-12

Broker recommendations – last 1 year (FI)

Buy
Hold
Sell
25 23 23 23 25 25 25 25 24 24 23 23 24
36% 39% 39% 39% 32% 36% 32% 32% 33% 29% 22% 22% 25%
56% 61% 61% 61% 64% 56% 60% 64% 63% 67% 70% 74% 67%
Sep-11 Oct-11 Nov-11 Dec-11 Jan-12 Feb-12 Mar-12 Apr-12 May-12 Jun-12 Jul-12 Aug-12 Sep-12

Source: Equity research, Bloomberg, FactSet as of September 20, 2012

Broker count

Broker count

Overall market forecast for truck and commercial vehicle demand — Western Europe

Source: Fiat Industrial 2012 Plan and IHS Automotive as of September 2012

[1]    LCV: Western Europe per IHS Automotive definition; MCV/HCV: Western Europe includes Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden and the UK

[2]     IHS Automotive definition: 0-6t full-size full-frame large panel van LCVs; Fiat Industrial definition: 3.5-6t

[3]     IHS Automotive definition: 6-15t; Fiat Industrial definition: 6.01-15.99t

[4]    IHS Automotive definition: >15t; Fiat Industrial definition: >=16t

Overall market forecast for truck and commercial vehicle demand — Latin America

Source: Fiat Industrial 2012 Plan and IHS Automotive as of September 2012

[1]    Latin America includes Argentina, Bolivia, Brazil, Chile, Colombia, Ecuador, Panama, Paraguay, Peru, Uruguay and Venezuela

[2]    IHS Automotive definition: 0-6t full-size full-frame LCVs (growth of LCVs as per IHS Automotive for 2012-16 has been applied to Fiat Industrial 2011A numbers); Fiat Industrial definition: 3.5-7.9t

[3]    IHS Automotive definition: >6t; Fiat Industrial definition: >8t

Iveco Volume Projections — Western Europe

Source: Fiat Industrial 2012 Plan and IHS Automotive as of September 2012

[1]    LCV: Western Europe per IHS Automotive definition; MCV/HCV: Western Europe includes Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden and the UK

[2]     IHS Automotive definition: 0-6t full-size full-frame LCVs; Fiat Industrial definition: 3.5-6t

[3]    IHS Automotive definition: 6-15t; Fiat Industrial definition: 6.01-15.99t

[4]    IHS Automotive definition: >15t; Fiat Industrial definition: >=16t

Iveco Volume Projections — Latin America

Source: Fiat Industrial 2012 Plan and IHS Automotive as of September 2012

[1]    Latin America includes Argentina, Bolivia, Brazil, Chile, Colombia, Ecuador, Panama, Paraguay, Peru, Uruguay and Venezuela

[2]    IHS Automotive definition: 0-6t full-size full-frame LCVs; Fiat Industrial definition: 3.5-7.9t

[3]    IHS Automotive definition: >6t; Fiat Industrial definition: >8t

De-merger liability
Source: Fiat Industrial management projections [1] Based on 8.2% pro forma ownership

Illustrative cost of capital synergies on DCF value creation to CNH minority shareholders

Source: Management projections, analyst estimates, company filings, FactSet; market data as of 10/5/12

Note: “Unaffected exchange ratio” of 3.8366x to represent the average of the unaffected period (3/1/2012 – 4/4/2012 as defined by Sergio Marchionne) ; Assumes pro forma tax rate of 36%; 10/5/12 spot FX rate 1.2500x

100